For Immediate Release
For additional information contact:
                  Rick Black, 713-329-6808

Luby’s Announces Third Quarter Fiscal 2008 Results
New Replacement Restaurant Expected to Open in Houston in July 2008
New Restaurant in North Houston Expected to Open in July 2008
Same-Store Sales Declined 3.3%

HOUSTON, TX – June 10, 2008 – Luby’s, Inc. (NYSE: LUB) today announced unaudited financial results for the third quarter of fiscal 2008, which ended on May 7, 2008.

Third Quarter Fiscal 2008 Highlights:
• Culinary contract services sales increased to $1.8 million compared to $0.4 million in the same quarterlast year
• Restaurant sales were $72.8 million, a decrease of 4.1% compared to last year, approximately 0.8% of the decline relates to the net effect of sales from closed stores in the prior year partially offset by new store sales in the current year
• Store level profit, which the Company defines as restaurant sales minus costs of food, payroll and relatedcosts and other operating expenses, were $10.3 million, or 14.3% compared to $14.3 million, or 18.9% last year
• Same-store sales, which includes 121 units, declined 3.3% in the third quarter compared to the same quarter last year

Total sales decreased $1.6 million, or 2.1% in the third quarter fiscal 2008 to $74.6 million, compared to $76.2 million in the same quarter last year. Income from continuing operations in the third quarter was $1.0 million, or $0.03 per diluted share, compared to $3.9 million, or $0.14 per diluted share in the same quarter last year.

“Despite an extremely challenging consumer environment, our team continued to operate well in the field,” said Chris Pappas, president and CEO. “The restaurant industry remains under pressure from a number of economic factors which include higher gasoline prices, rising commodity costs and in general, negative economic news. The continued rise in gasoline prices is having an impact on how consumers eat out and at what frequency, as evidenced by the decline in the consumer confidence index. While our restaurant sales declined during the third quarter, our team managed food and labor costs well in a difficult environment. We remain confident that our long-term strategic plan to enhance and grow the Luby’s brand will optimize our competitive value proposition to the market and enhance shareholder value.”

Food costs decreased approximately $0.2 million, or 1.2%, in the third quarter fiscal 2008 compared to the same quarter last year. Food costs as a percentage of restaurant sales increased to 27.4% in the third quarter fiscal 2008 from 26.6% in the third quarter last year. Food commodity costs increased in most categories with oils and cheese having the greatest impact on food costs, partially offset by lower produce prices.

Payroll and related costs decreased $0.1 million in the third quarter fiscal 2008 compared to the same quarter last year. Payroll and related costs as a percentage of restaurant sales increased to 34.8% in the third quarter fiscal 2008 from 33.5% in the third last year, primarily due to the lower sales level.

Other operating expenses primarily include restaurant related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services and occupancy costs. Other operating expenses increased by approximately $1.2 million, or 7.6%, in the third quarter fiscal 2008 compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses increased to 23.5% in the third quarter fiscal 2008 from 21.0% last year. Other operating expenses increased primarily due to 1) an approximate $0.6 million increase in repairs and maintenance expenses focused on improving the appearance and functionality of the cafeterias for the guests and employees; and 2) an approximate $0.8 million increase in utility expense resulting from higher utility rates.

Opening costs were approximately $0.2 million in the third quarter fiscal 2008 and reflects the labor, supplies, occupancy, and other costs necessary to support the unit through its opening period.

Cost of culinary contract services increased by approximately $1.2 million in the third quarter fiscal 2008 compared to the same quarter last year. This increase was related to the food, labor and other operating expenses associated with the increase in revenue for this line of business.

Depreciation and amortization expense increased approximately $0.4 million, or 10.6%, in third quarter fiscal 2008 compared with the same quarter last year due to higher depreciation resulting from new restaurant openings and existing restaurant upgrades and remodels.

General and administrative expenses include corporate salaries and benefits related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses increased by approximately $0.4 million, or 7.3% in the third quarter fiscal 2008 compared to the same quarter last year. As a percentage of total sales, general and administrative expenses increased to 7.7% in the third quarter fiscal 2008, from 7.0% last year. The increase was primarily due to an approximate $0.4 million increase in corporate salary expense related to staffing costs to support the culinary contract services business and other departments to support the Company’s strategic growth plan.

Company Outlook
The Company expects to open one replacement restaurant and one new restaurant in the Houston area in July 2008. Additionally, the Company has plans to open two to three new restaurants in calendar year 2008 and initiate new culinary contract services operations in two to three new healthcare facilities.

Conference Call
The company will host a conference call today at 4:00 p.m. Central Time, June 10, 2008, to discuss third quarter fiscal 2008 results. To access the call live, dial 888-755-9496 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s
Luby’s operates 123 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 7,	May 9,	May 7,	May 9,
	2008	2007	2008	2007
	(84 days)	(84 days)	(252 days)	(252 days)

SALES
Restaurant sales	$72,753	$75,836	$215,360	$221,596
Culinary contract services	1,843	363	5,239	489
TOTAL SALES	74,596	76,199	220,599	222,085
COSTS AND EXPENSES:
Cost of food	19,965	20,208	59,560	59,547
Payroll and related costs	25,322	25,396	74,256	74,999
Other operating expenses	17,125	15,921	48,458	49,071
Opening costs	190	—	212	—
Cost of culinary contract services	1,582	395	4,660	561
Depreciation and amortization	4,088	3,698	12,058	10,853
General and administrative expenses	5,711	5,320	18,568	15,344
Provision for (reversal of) asset impairments	—	15	717	205
Net loss on disposition of property and equipment	114	57	209	551
Total costs and expenses	74,097	71,010	218,698	211,131
INCOME FROM OPERATIONS	499	5,189	1,901	10,954
Interest income	231	281	904	693
Interest expense	(58)	(191)	(158)	(582)
Interest related to income taxes	—	—	1,319	—
Other income, net	308	198	720	607
Income before income taxes and discontinued operations	980	5,477	4,686	11,672
Provision (benefit) for income taxes	(27)	1,579	(1,435)	3,789
Income from continuing operations	1,007	3,898	6,121	7,883
Discontinued operations, net of income taxes	(58)	21	(116)	(168)
NET INCOME	$949	$3,919	$6,005	$7,715
Income per share from continuing operations
basic	$0.03	$0.15	$0.22	$0.31
assuming dilution	0.03	0.14	0.21	0.29
Loss per share from discontinued operations
basic	$—	$—	$—	$(0.01)
assuming dilution	—	—	—	(0.01)
Net income per share
basic	$0.03	$0.15	$0.22	$0.30
assuming dilution	0.03	0.14	0.21	0.28
Weighted average shares outstanding:
basic	27,925	26,132	27,739	26,104
assuming dilution	28,042	27,173	28,052	27,171

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 7,	May 9,	May 7,	May 9,
	2008	2007	2008	2007
	(84 days)	(84 days)	(252 days)	(252 days)

Restaurant sales	97.5%	99.5%	97.6%	99.8%
Culinary contract services	2.5%	0.5%	2.4%	0.2%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.4%	26.6%	27.7%	26.9%
Payroll and related costs	34.8%	33.5%	34.5%	33.8%
Other operating expenses	23.5%	21.0%	22.5%	22.1%
Store level profit	14.3%	18.9%	15.3%	17.2%

(As a percentage of total sales)
General and administrative expenses	7.7%	7.0%	8.4%	6.9%
INCOME FROM OPERATIONS	0.7%	6.8%	0.9%	4.9%

Consolidated Balance Sheets
(In thousands except share data)

	May7,	August 29,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,728	$17,514
Short-term investments	5,150	8,600
Trade accounts and other receivables, net	1,687	1,657
Food and supply inventories	2,887	2,574
Prepaid expenses	834	1,398
Deferred income taxes	712	624
Total current assets	22,998	32,367
Property and equipment, net	191,377	185,983
Property held for sale	5,411	736
Long-term investments	9,099	—
Other assets	438	548
Total assets	$229,323	$219,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,926	$12,882
Accrued expenses and other liabilities	17,018	21,400
Total current liabilities	31,944	34,282
Other liabilities	6,504	7,088
Total liabilities	38,448	41,370
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,429,854 and 27,835,901, respectively; Shares outstanding were 27,929,854 and 26,159,498, respectively	9,098	8,907
Paid-in capital	19,995	43,514
Retained earnings	166,958	161,447
Accumulated other comprehensive loss	(401)	—
Less cost of treasury stock, 500,000 and 1,676,403 shares, respectively	(4,775)	(35,604)
Total shareholders' equity	190,875	178,264
Total liabilities and shareholders' equity	$229,323	$219,634

Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	May 7,	May 9,
	2008	2007
	(252 days)	(252 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,005	$7,715
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	926	648
Depreciation and amortization	12,058	10,853
Amortization of debt issuance cost	61	322
Non-cash compensation expense	169	165
Share-based compensation expense	865	664
Interest related to income taxes	(1,319)	—
Deferred tax provision	1,400	3,240
Cash provided by operating activities before changes in operating assets and liabilities	20,165	23,607
Changes in operating assets and liabilities:
Decrease in trade accounts and other receivables	162	1,101
Increase in food and supply inventories	(313)	(100)
(Increase) decrease in prepaid expenses and other assets	613	(351)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,834)	687
Net cash provided by operating activities	16,793	24,944
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	19,600	9,500
Purchases of short-term investments	(25,650)	(31,877)
Proceeds from disposal of assets	2,353	1,743
Purchases of property and equipment	(25,350)	(11,388)
Net cash used in investing activities	(29,047)	(32,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received on exercise of stock options	11,243	530
Purchase of treasury stock	(4,775)	—
Net cash provided by financing activities	6,468	530
Net decrease in cash and cash equivalents	(5,786)	(6,548)
Cash and cash equivalents at beginning of period	17,514	9,715
Cash and cash equivalents at end of period	$11,728	$3,167
Cash paid for:
Income taxes	$1,602	$229
Interest	87	113

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. Any statements made in this news release and in such oral and written communications other than historical statements, including statements regarding the expected financial performance of the Company’s prototype restaurant, the execution of the Company’s strategic plan, and future openings of new or replacement restaurants are forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the Company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q.
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